EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 05/12/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	2.69%	6.41%	21.32%
Class B Units	2.67%	6.38%	20.94%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED MAY 12, 2006

The Grant Park Futures Fund posted solid trading gains during the past week. Positions in the metals, interest rate sector and currencies provided the majority of profits. Positions in the stock index sector were responsible for the majority of losses.

Long positions in the metal sector were profitable after base and precious metals prices rallied throughout the week. High-grade copper in New York settled 37.05 cents higher at $3.8640 per pound as analysts suggested that ongoing concerns over tight supplies continued to drive prices higher. Gains also came from long positions in aluminum and nickel after both of those contracts closed higher for the week on the London Metals Exchange. Long positions in precious metals also reported gains as the June gold contract on COMEX made new 25-year highs before closing the week at $711.80 per ounce, $27.50 higher than last week’s close. Analysts suggested that a weak U.S. dollar combined with inflation concerns contributed to higher gold prices.

Short positions in the interest rate sector resulted in gains as prices for fixed income products were lower for the weekly session. U.S. Treasury yields were higher as investors sold fixed income products on fears that any additional upward price pressures might force the U.S. Federal Reserve to raise interest rates further. The U.S. central bank hiked the Federal Funds target rate to 5% on Tuesday and issued a statement saying that any further rate rises would depend upon economic data going forward. Fixed income prices in Europe were lower, resulting in gains for short positions. The Euro bund and LIFFE euribor ended the week at lower levels as did the London long gilt and British short sterling contract.

Positions in the currency sector were rewarded as the U.S. dollar depreciated against most of its major trading partners. The British pound, euro and Swiss franc all made new one-year highs against the greenback during the week. Analysts suggested that while it is still a possibility for the U.S. Federal Reserve to further tighten short term rates, European rates may rise even faster, causing investors to buy the Euro zone currencies.

Lastly, long positions in the stock index sector lost ground as global indices settled lower for the week. The Tokyo Nikkei fell 3.22% to mark its lowest close in seven weeks as the weakness in the U.S. dollar versus the Japanese yen triggered concerns about earnings from large Japanese exporters Sony Corp. and Toyota Motor Corp. Analysts said that there were concerns that earnings forecasts might be revised downward because of the weaker dollar. Domestic long positions sustained losses when the S&P Composite Index lost 34.40 points for

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com

the week, partly due to a rise in import prices which sparked inflation concerns. The London FTSE-100 and German DAX also settled lower, resulting in losses to long positions.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com